Panhandle Royalty Company
FORM 8-K
December 14, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
Date of Report: (Date of Earliest Event Reported) December 14, 2005

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA	0-9116	73-1055775

(State of Incorporation)	(Commission File) Number	(I.R.S. Employer Identification No.)
Grand Centre Suite 305, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)
Registrant’s telephone number including area code: (405) 948-1560
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8-01 OTHER EVENTS
SIGNATURES

Panhandle Royalty Company
FORM 8-K
December 14, 2005
ITEM 8-01 OTHER EVENTS
     This Form 8-K contains the Company’s press release, dated December 14, 2005 concerning a 2 for 1 stock split of the Company’s common stock.
OKLAHOMA CITY, OK— PANHANDLE ROYALTY COMPANY (AMEX-PHX) Board of Directors at its December meeting declared a two-for-one stock split of the outstanding class A shares. The effective date is January 9, 2006 for shareholders of record on December 29, 2005. The split is in the form of a stock dividend with one new share issued for each share held on the record date.
The Board of Directors further approved an increase in the regular quarterly dividend post split from 2 1/2 cents per share to 3 cents per share. The dividend is payable on March 10, 2006 to shareholders of record on February 27, 2006.
Additionally, the Board of Directors declared a one-time special dividend of 5¢ to be paid on the post split shares. This dividend is payable on March 10, 2006 to shareholders of record on February 27, 2006. This one-time dividend will be paid with the regular dividend to shareholders of record who will receive a check for 8¢ per share.
The Board of Directors set the annual shareholders meeting for Friday, February 24th, 2006 at 9:00 a.m. in the Waterford Marriott Hotel, Oklahoma City, Oklahoma. Proxies and Annual Reports will be mailed on or about January 25th, 2006 to shareholders of record on January 19th, 2006.

Panhandle Royalty Company
FORM 8-K
December 14, 2005
Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY

/s/ Michael C. Coffman
DATE: December 14, 2005	Michael C. Coffman, Vice President
Chief Financial Officer,
Secretary & Treasurer